CERTIFICATE OF OWNERSHIP AND MERGER

OF

CHINA BIOPHARMA, INC.
(a Delaware corporation)

INTO

TECHEDGE, INC.
(a Delaware corporation)

It is hereby certified that:

1. Techedge, Inc. (hereinafter sometimes referred to as the "Corporation") is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of the stock of China Biopharma, Inc., which is also a business corporation of the State of Delaware.

3. On June 30, 2006, the Board of Directors of the Corporation adopted the following resolutions by written consent to merge China Biopharma, Inc. into the Corporation:

RESOLVED China Biopharma, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers, franchises and other assets of every kind and description of China Biopharma, Inc. be transferred to, vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by China Biopharma, Inc. in its name.

RESOLVED that this Corporation shall assume all of the obligations of China Biopharma, Inc.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware.

RESOLVED that this Corporation shall change its corporate name to China Biopharma, Inc.

Executed on July 14, 2006.

CHINA BIOPHARMA, INC.

By: ______________________________
Peter Wang, Chief Executive Officer

TECHEDGE, INC.

By: ______________________________
Peter Wang, Chief Executive Officer